Exhibit 99.1
For Immediate Release
QUESTCOR IMPLEMENTS TWO CORPORATE GOVERNANCE ACTIONS
Union City, CA — October 22, 2009 — Questcor Pharmaceuticals, Inc. (Nasdaq: QCOR) today announced that its Board of Directors has unanimously approved two corporate governance matters to provide Questcor’s shareholders more say with respect to proposals to acquire the Company and better information about the economic interests of proponents of shareholder proposals and director nominations.
The Board unanimously voted to amend its shareholder rights plan, commonly known as a “poison pill,” to accelerate the final expiration date of the preferred stock purchase rights issued thereunder. This amendment will have the effect of terminating the rights plan effective October 26, 2009. Pursuant to the terms of the amendment, the preferred stock purchase rights will expire on October 26, 2009, rather than on February 10, 2013, as originally provided in the Rights Agreement, adopted in February 2003, that evidences the shareholder rights plan. During the course of its regular review of the shareholder rights plan, the Board determined that it would be in the best interests of Questcor and its shareholders to terminate the plan on October 26, 2009. Questcor’s shareholders do not need to take any action in connection with the termination of the shareholder rights plan.
Questcor’s Board also unanimously voted to approve amendments to the Company’s bylaws to require any Questcor shareholder submitting a proposal or director nomination to provide information regarding hedging positions or other agreements that serve to mitigate the loss to or otherwise manage the risk of changes to Questcor’s stock price, and to update such information within 10 days after the record date for the Company’s annual meeting. After reviewing current trends in corporate governance, the Board determined that it would be in the best interests of Questcor’s shareholders to make this change. The Board believes that this supplemental information requirement will serve to inform all of Questcor’s shareholders of the actual economic interest in the Company held by any proponents of shareholder proposals and director nominations, so that shareholders will know whether such proponents’ economic interests are aligned with their own.
“Our Board regularly reviews trends and best practices in corporate governance. We believe the elimination of Questcor’s poison pill and the disclosure-related bylaw amendments are in the best interests of all our shareholders,” said Virgil Thompson, Chairman of the Board. “We view our shareholders as important partners in our efforts to improve patients’ lives.”
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets H.P. Acthar® Gel (“Acthar”). Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”) and to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that is due to lupus erythamatosus. In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Questcor also markets Doral® (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
CONTACT: Questcor Pharmaceuticals, Inc.
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